EXHIBIT 21.1

Subsidiary	Date of Incorporation	Place of Incorporation
Corporacion de Desarrollo Agricola Del Monte S.A.	11/18/1967	Costa Rica
Del Monte B.V.	9/13/1989	Netherlands
Del Monte Fresh Produce (Asia-Pacific) Limited	7/7/1989	Hong Kong
Del Monte Fresh Produce Company	12/13/1985	Delaware
Del Monte Fresh Produce International Inc.	4/17/1989	Liberia
Del Monte Fresh Produce N.A., Inc.	12/15/1952	Florida
Del Monte Fund B.V.	12/29/2006	Netherlands Antilles
Fresh Del Monte Produce N.V.	10/7/1992	Netherlands Antilles